Exhibit 99.2

Freeport-McMoRan Announces

Redemption of 6.875% Senior Notes due 2023 and

Offers to Purchase Certain Outstanding Senior Notes

PHOENIX, AZ, August 1, 2019 — Freeport-McMoRan Inc. (NYSE: FCX) announced today that notice has been issued to redeem on September 3, 2019, all of its outstanding $728.0 million aggregate principal amount of 6.875% Senior Notes due 2023 (Redemption Notes), at a make-whole redemption price to be calculated in accordance with the terms of the indenture governing the Redemption Notes, plus accrued and unpaid interest on the Redemption Notes to be redeemed from the last interest payment date of August 15, 2019, to, but not including, the redemption date.

FCX also announced today that it has commenced cash tender offers to purchase a portion of its outstanding 4.00% Senior Notes due 2021, 3.55% Senior Notes due 2022 and 3.875% Senior Notes due 2023 (collectively, the Notes) for an aggregate purchase price up to $430.0 million (such amount, subject to increase, decrease or elimination, the Aggregate Maximum Tender Cap), subject to the acceptance priorities set forth in the table below:

Series of Notes	CUSIP Number(s)	Aggregate Principal Amount Outstanding (in millions)	Acceptance Priority Level	Tender Consideration(1)	Early Tender Premium	Total Consideration(1)(2)
4.00% Senior Notes due 2021	35671DBH7	$600.0	1	$1,001.25	$30.00	$1,031.25
3.55% Senior Notes due 2022	35671DAU9	$1,892.5	2	$987.50	$30.00	$1,017.50
3.875% Senior Notes due 2023	35671DAX3 U31386AE2 35671DAZ8	$1,922.5	3	$987.50	$30.00	$1,017.50

(1)

Per $1,000 principal amount of Notes validly tendered (and not validly withdrawn) and accepted for purchase by FCX. Excludes accrued and unpaid interest, which will be paid on Notes accepted for purchase by FCX as described below.

(2)	Includes the $30.00 Early Tender Premium.

The net proceeds from one or more debt financings and, if necessary, cash on hand or available liquidity, will be used to fund the redemption and the tender offers. FCX will not be obligated to accept for purchase any Notes pursuant to the tender offers unless certain conditions are satisfied or waived by FCX, including FCX

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having obtained a minimum of $1.2 billion in gross proceeds from one or more debt financings, as the same may be upsized. No tender offer is conditioned on any minimum amount of Notes being tendered or the consummation of the other tender offers. Subject to applicable law, FCX may amend, extend or terminate any of the tender offers in its sole discretion.

The tender offers are being made solely pursuant to the terms and conditions set forth in an Offer to Purchase, dated August 1, 2019, which sets forth a more detailed description of the tender offers. Holders of the Notes are urged to carefully read the Offer to Purchase before making any decision with respect to the tender offers.

Each offer will expire at 11:59 p.m., New York City time, on August 28, 2019, unless extended, earlier expired or terminated by FCX (such time and date, as the same may be extended, earlier expired or terminated by us in our sole discretion with respect to one or more series of Notes, the Expiration Date). Tendered Notes may be withdrawn at or prior to 5:00 p.m., New York City time, on August 14, 2019, by following the procedures in the Offer to Purchase, but may not thereafter be validly withdrawn, except as provided for in the Offer to Purchase or required by applicable law.

Holders of Notes must validly tender and not validly withdraw their Notes at or prior to 5:00 p.m., New York City time, on August 14, 2019 (such time and date, as the same may be extended by FCX in its sole discretion with respect to one or more series of Notes, the Early Tender Deadline) in order to be eligible to receive the applicable Total Consideration, which includes the Early Tender Premium for the Notes of $30.00 per $1,000 principal amount of Notes tendered. Holders who validly tender their Notes after the Early Tender Deadline and at or prior to the Expiration Date will be eligible to receive only the applicable Tender Consideration, as set forth in the table above. Accrued and unpaid interest will be paid on all Notes validly tendered and accepted for purchase from the last applicable interest payment date up to, but not including, the applicable Settlement Date.

The order of priority for the purchase of the Notes is shown in the table above, with “1” being the highest acceptance priority level and “3” being the lowest acceptance priority level. If purchasing all of the validly tendered and not validly withdrawn Notes of a given acceptance priority level on the applicable Settlement Date would cause the Aggregate Maximum Tender Cap to be exceeded on such Settlement Date, FCX will accept for purchase such Notes on a pro rata basis, so as to not exceed the Aggregate Maximum Tender Cap (with adjustments to avoid the purchase of Notes in a principal amount other than in integral multiples of $1,000).

Subject to the Aggregate Maximum Tender Cap, FCX will accept Notes for purchase as follows: (1) with respect to Notes tendered at or prior to the Early Tender Deadline, all Notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline having a higher acceptance priority level will be accepted before any Notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline having a lower acceptance priority level are accepted and (2) with respect to Notes tendered after the Early Tender Deadline and at or prior to the Expiration Date, all Notes validly tendered and not validly withdrawn after the Early Tender Deadline having a higher acceptance priority level will be accepted before any Notes validly tendered and not validly withdrawn after the Early Tender Deadline having a lower acceptance priority level are accepted. For the avoidance of doubt, Notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline will, subject to the Aggregate Maximum Tender Cap, be accepted for purchase in priority to other Notes validly tendered and not validly withdrawn after the Early Tender Deadline and at or prior to the Expiration Date, even if such Notes validly tendered and not validly withdrawn after the Early Tender Deadline and at or prior to the Expiration Date have a higher acceptance priority level than Notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline.

FCX reserves the right to, but is under no obligation to, at any time after the Early Tender Deadline and before the Expiration Date, accept for purchase Notes that have been validly tendered and not validly withdrawn at or prior to the Early Tender Deadline on a date determined at FCX’s option (such date, if any, the Early

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Settlement Date). FCX currently expects the Early Settlement Date, if any, to occur on August 16, 2019. If FCX chooses to exercise its option to have an Early Settlement Date, FCX will purchase any remaining Notes that have been validly tendered and not validly withdrawn after the Early Tender Deadline and at or prior to the Expiration Date, subject to the Aggregate Maximum Tender Cap, the application of the acceptance priority levels and all conditions to the tender offers having been satisfied or waived by FCX, on a date following the Expiration Date (the Final Settlement Date, and each of the Early Settlement Date and the Final Settlement Date, a Settlement Date). The Final Settlement Date is expected to occur promptly following the Expiration Date, and is currently expected to occur on August 30, 2019, unless extended by FCX. If FCX chooses not to exercise its option to have an Early Settlement Date, FCX will purchase all Notes that have been validly tendered and not validly withdrawn at or prior to the Expiration Date, subject to the Aggregate Maximum Tender Cap, the application of the acceptance priority levels and all conditions to the tender offers having been satisfied or waived by FCX, on the Final Settlement Date. Tenders of Notes submitted after the Expiration Date will not be valid.

FCX has retained J.P. Morgan Securities LLC and BofA Merrill Lynch as dealer managers for the tender offers. D.F. King & Co., Inc. is the Tender and Information Agent for the tender offers. For additional information regarding the terms of the tender offers, please contact J.P. Morgan Securities LLC collect at (212) 834-6950 or toll-free at (866) 834-4666 or BofA Merrill Lynch collect at (646) 855-0173 or toll-free at (888) 292-0070. Requests for copies of the Offer to Purchase and questions regarding the tendering of Notes may be directed to D.F. King & Co., Inc. at (212) 269-5550 (for banks and brokers) or (800) 628-8510 (all others, toll-free) or email fcx@dfking.com.

This press release is for informational purposes only and does not constitute an offer to purchase securities or a solicitation of an offer to sell any securities or an offer to sell or the solicitation of an offer to purchase any securities nor does it constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful. This press release is not a notice to redeem the Redemption Notes, and the completion of the tender offers is not conditioned upon redemption of the Redemption Notes. Written notice of the terms of the make-whole redemption was distributed to registered noteholders on August 1, 2019, by U.S. Bank National Association, as trustee for the Redemption Notes.

None of FCX, the Tender and Information Agent, the Dealer Managers or the Trustee (nor any of their respective directors, officers, employees or affiliates) makes any recommendation as to whether holders should tender their Notes pursuant to either tender offer, and no one has been authorized by any of them to make such a recommendation. Holders must make their own decisions as to whether to tender their Notes, and, if so, the principal amount of Notes to tender.

FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX is one of the world’s largest publicly traded copper producers.

FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits; and significant mining operations in North America and South America, including the large-scale Morenci minerals district in Arizona and the Cerro Verde operation in Peru. Additional information about FCX is available on FCX’s website at “fcx.com.”

Cautionary Statement Regarding Forward-Looking Statements: This press release contains forward-looking statements, which are all statements other than statements of historical fact, such as plans, projections and expectations related to the proposed redemption and tender offers, and the debt financing, including the use of proceeds therefrom. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be,” ”potential” and any similar expressions are intended to identify those assertions as forward-looking statements. FCX cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause FCX’s actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, FCX’s ability to consummate the redemption, tender offers and debt financing, the possibility that FCX’s existing noteholders will not be receptive to the tender offers, corporate developments that could preclude, impair or delay the aforementioned transactions due to

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restrictions under the federal securities laws, changes in the credit ratings of FCX; changes in FCX’s cash requirements, financial position, financing plans or investment plans; changes in general market, economic, tax, regulatory or industry conditions and other factors described in more detail under the heading “Risk Factors” in FCX’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC.

Investors are cautioned that many of the assumptions upon which FCX’s forward-looking statements are based are likely to change after the forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs, some aspects of which FCX may not be able to control. Further, FCX may make changes to its business plans that could affect its results. FCX cautions investors that it does not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes, and FCX undertakes no obligation to update any forward-looking statements.

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